EXHIBIT (m)(1)(b)

SCHEDULE A

EATON VANCE GROWTH TRUST CLASS A DISTRIBUTION PLAN March 7, 2011

Name of Fund	Adoption Date

Eaton Vance-Atlanta Capital Focused Growth Fund	October 20, 2003
Eaton Vance-Atlanta Capital SMID-Cap Fund	October 20, 2003
Eaton Vance Focused Growth Opportunities Fund	March 7, 2011
Eaton Vance Focused Value Opportunities Fund	March 7, 2011
Eaton Vance Multi-Cap Growth Fund	June 23, 1997
Eaton Vance Richard Bernstein Multi-Market Equity Strategy Fund	August 9, 2010
Eaton Vance Worldwide Health Sciences Fund	June 23, 1997

A-1